Exhibit 99.1

Herc Holdings Inc. Announces CEO Succession Plan
•Aaron Birnbaum to succeed Larry Silber as Chief Executive Officer
•Silber to transition to Executive Chairman of the Board
•Leadership changes effective Jan. 1, 2027

BONITA SPRINGS, Fla. — Oct. 26, 2026 — Herc Holdings Inc. (NYSE: HRI), one of North America’s leading equipment rental suppliers operating through Herc Rentals Inc. (“Herc Holdings,” “Herc Rentals” or the “Company”), today announced that, as part of the Company’s planned leadership succession, Aaron Birnbaum, currently president, will succeed Larry Silber as chief executive officer, effective Jan. 1, 2027. Birnbaum will also continue in his role as president and will join the Company’s Board of Directors (the “Board”) at that time. Silber, who has served as CEO since 2015 and a member of the Board since 2016, will transition to executive chairman of the Board.

“Leading Herc Rentals over the past 11 years has been an honor and privilege, and I am incredibly proud of what our team has accomplished together,” said Silber. “Our success has been built on the dedication of our people, a relentless focus on our customers and a clear strategy for long-term growth. Aaron’s leadership has been key to that success, and I am confident that he is the right person to guide Herc Rentals into its next chapter.”

Birnbaum brings over 35 years of experience with Herc Rentals and its predecessor business. He was appointed president in January 2026 after serving as senior vice president and chief operating officer since 2020. Prior to that, he progressed within the Company through numerous positions of increasing responsibility across operations, sales, strategic planning and M&A activities. Throughout his tenure, Birnbaum has played a significant role in shaping the Company’s strategy, strengthening its portfolio and driving disciplined execution across the organization.

“I am honored to take on this role and grateful for the strong foundation Larry and our team have established,” said Birnbaum. “Having spent my career with Herc Rentals, I have tremendous confidence in our people and our strategy, and I have never been more energized by our technology, customer-focused solutions, and our execution. I look forward to building on our momentum, further strengthening our market leadership, and creating value for our customers, team members and shareholders.”

“This transition reflects the strength of our succession planning process, and the high-performing culture Larry has fostered throughout his tenure,” said Patrick Campbell, Board chairman. “On behalf of the Board, I thank Larry for his exceptional leadership over the past 11 years. He has guided Herc Rentals through a period of significant transformation, including its 2016 spinoff to an independent public company, record expansion of its geographic reach and specialty rental capabilities, advances in customer-facing technologies, and the landmark acquisition of H&E Equipment Services. Aaron has been an integral part of that progress, and his strategic vision, operational expertise and proven leadership give the Board great confidence in the Company’s future.”

Concurrent with these leadership changes, also effective Jan. 1, 2027, Campbell will transition from chairman of the Board to independent director and will continue to serve as chairman of the Board’s Audit Committee. Michael Kelly, currently an independent director, will assume the role of lead independent director and continue as chairman of the Board’s Nominating and Governance Committee.

About Herc Holdings Inc.
Founded in 1965, Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is a full-line rental supplier with 607 locations across North America and 2025 total revenues were approximately $4.4 billion. We offer products, services and technologies aimed at helping customers work more efficiently, effectively and safely. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, and compaction. Our Herc Rentals ProSolutions® offering includes industry-specific, solutions-based services in tandem with power generation, climate control, remediation and restoration, pumps, and trench shoring equipment as well as our Herc Rentals ProContractor® professional grade tools. Our ProControl by Herc Rentals™ digital platform combines a seamless e-commerce experience with integrated project and fleet management tools, leveraging telematics and real-time analytics to help customers optimize productivity across their operations. We employ approximately 10,000 employees, who equip our customers and communities to build a brighter future. Learn more at www.HercRentals.com and follow us on Instagram, Facebook and LinkedIn.
All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, and the Private Securities Litigation Reform Act of 1995. Forward looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "looks," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and there can be no assurance that our current expectations will be achieved. You should not place undue reliance on the forward-looking statements. They are subject to future events, risks and uncertainties – many of which are beyond our control – as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the cyclical nature of our industry and our dependence on the levels of capital investment and maintenance expenditures by our customers; (2) the competitiveness of our industry, including the potential downward pricing pressures or the inability to increase prices; (3) our dependence on relationships with key suppliers; (4) our heavy reliance on communication networks, centralized information technology systems and third party technology and services and our ability to maintain, upgrade or replace our information technology systems; (5) our ability to respond adequately to changes in technology and customer demands; (6) our ability to attract and retain key management, sales and trades talent; (7) our rental fleet is subject to residual value risk upon disposition; (8) the impact of climate change and the legal and regulatory responses to such change; (9) our ability to execute our strategy to grow through strategic transactions; and (10) our significant indebtedness; and (11) our ability to realize all the anticipated benefits of the acquisition of H&E Equipment Services, Inc. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.
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